Exhibit 99.1
News Release
Cash Systems, Inc. Announces Christopher Larson to Leave Company
LAS VEGAS—(BUSINESS WIRE)—Jan. 2, 2007—Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today announced that Christopher Larson, Chief Operating Officer and a member of the Board of Directors, has resigned as an officer and board member of the Company.
Mr. Larson is leaving to become a co-founder, significant investor and Chief Financial Officer of CheckMate, a provider of financial services to the under-banked marketplace. Mr. Larson’s resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.
“While this was a difficult decision, I felt confident that Cash Systems was very well positioned for long-term growth with the right management, service offerings and technology that my transition could be near seamless,” said Christopher Larson.
Michael Rumbolz, Chairman and Chief Executive Officer of Cash Systems, said, “We understand Chris’ entrepreneurial desire and we wish him well in his new business endeavor.”
About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.
CONTACT: Integrated Corporate Relations
     Don Duffy or Brian Prenoveau, 203-682-8200
SOURCE: Cash Systems, Inc.